The Simply Good Foods Company Reports Fourth Quarter
and Full Year 2019 Financial Results; Provides 2020 Outlook

Denver, CO, October 29, 2019 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the fourteen week and fifty-three week periods ended August 31, 2019.

"In fiscal 2019 the Simply Good Foods team executed well against our strategic initiatives, driving retail takeaway gains that outpaced category growth, resulting in strong sales and earnings growth that exceeded our plan,” said Joseph E. Scalzo, President and Chief Executive Officer of the Company. “Additionally, we entered into an agreement to acquire Quest Nutrition, LLC, which strengthens Simply Good Foods’ position within the nutritional snacking category by expanding our portfolio of brands and product offerings while also providing us with greater consumer and channel diversification.”

“Fourth quarter financial and marketplace performance represented a strong finish to 2019 and validated our strategy and investments to evolve the Atkins® brand by targeting both programmatic and lifestyle consumers who are focused on the benefits of low carb, protein rich nutrition products. As expected, retail takeaway in the fourth quarter moderated, while still increasing a strong 14.1%. We generated double-digit net sales growth throughout fiscal 2019, resulting in full-year growth of 21.3%. Importantly, retail takeaway for the full-year increased 19.5% driven by velocity of core items. During the fiscal year, due to our strong performance, we were able to make investments that strengthened our organization and increased direct marketing that we expect will benefit the Company over the near and long term. I want to thank all of our employees for their efforts in delivering an outstanding year. We are committed to our vision of leading the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacement products. Importantly we remain confident in our ability to execute against our strategies and deliver on our long-term financial algorithm.”

Fourth Quarter 2019 Financial Performance vs. Fourth Quarter 2018 Financial Performance

•	Net sales increased 28.6%, or $30.9 million, to $139.2 million

•	Gross profit margin of 42.5%, a decrease of 20 basis points

•	Net income decreased $5.6 million to $6.1 million

•	Earnings per diluted share (“EPS”) of $0.07, a decrease of $0.08 per fully diluted share

•	Adjusted EBITDA(1) increased 33.0%, to $24.1 million.

Net sales increased $30.9 million, or 28.6%, to $139.2 million, primarily driven by volume growth due to increased consumption, or retail takeaway. The previously mentioned fifty-third week and sales in transit deferral, a headwind in the fourth quarter of 2018, were about a combined 16 percentage point contribution to fourth quarter sales growth. Net price realization was a benefit in the fourth quarter of 2019 but was more than offset by a shift in non-price related customer activity, as discussed last quarter.

Gross profit was $59.2 million for the fourth quarter of 2019, an increase of $12.9 million or 27.9%. Gross profit margin was 42.5% compared to 42.7% for the thirteen weeks ended August 25, 2018, a decline of 20 basis points versus last year. Note that distribution costs, which historically were not included in cost of goods sold are now included in this line item. As discussed previously, gross margin is affected by a shift in non-price related customer activity that negatively affected the fourth quarter of 2019 by 100 basis points. Savings from the strategic sourcing initiative in the fourth quarter of 2019 were in-line with estimates and, as expected, offset inflation.

Net income for the fourth quarter of 2019 was $6.1 million, compared with $11.7 million for the comparable period of 2018. The increase in gross profit growth was primarily offset by higher operating expenses and business transaction costs. Specifically, selling and marketing expense increased $5.6 million. Higher television media and e-commerce investments were partially offset by lower selling expenses due to the previously discussed shift in non-price related customer activity. General and administrative expenses increased $5.0 million primarily due to higher professional fees and greater employee related costs.

Adjusted EBITDA, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 33.0% to $24.1 million.
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(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliations of this non-GAAP financial measure.

Fifty-Three Weeks Ended August 31, 2019 Financial Performance vs. Fifty-Two Weeks Ended August 25, 2018 Financial Performance

•	Net sales increased 21.3%, or $92.0 million, to $523.4 million

•	Gross profit margin of 41.5%, a decrease of 30 basis points

•	Income tax expense was $16.8 million versus a benefit of $17.4 million

•	Net income decreased $22.9 million, to $47.5 million

•	Earnings per diluted share (“EPS”) of $0.56, a decrease of $0.40 per fully diluted share

•	Adjusted EBITDA(1) increased 25.6%, to $98.7 million

Net sales increased $92.0 million, or 21.3%, to $523.4 million primarily driven by volume growth. The previously mentioned fifty-third week and sales in transit deferral in 2019 were about a combined 4 percentage point contribution to full year sales growth. Net price realization was a benefit to full year sales growth and was more than offset by a shift in non-price related customer activity.

Gross profit was $217.4 million for the fifty-three weeks ended August 31, 2019, an increase $37.0 million, or 20.5%. Note that distribution costs, which historically was not included in cost of goods is now included in this line item. Gross profit margin was 41.5% compared to 41.8% for the fifty-two weeks ended August 25, 2018, a decline of 30 basis points. Favorable trade promotion driven by lower frequency of bar promotions was more than offset by the previously mentioned shift related to non-price related customer activity. This shift only affects fiscal 2019 amounts, resulting in an unfavorable effect on 2019 full year gross margin of about 100 basis points.

Net income for the fifty-three weeks ended August 31, 2019 was $47.5 million, compared with $70.5 million in the fifty-two weeks ended August 25, 2018. The prior year was affected by previously discussed tax items and a gain related to the fair value of the Tax Receivable Agreement, which was terminated during fiscal year 2019. Specifically, in the year ago period, amounts include a $29.0 million one-time gain related to the re-measurement of deferred tax liabilities and a $4.7 million gain on the fair value of the Tax Receivable Agreement that were recorded in the second quarter of 2018. Net income for the fifty-three weeks ended August 31, 2019 was primarily driven by gross profit, partially offset by higher operating expenses and income tax expense. Specifically, selling and marketing expense increased $8.4 million. Higher television media and e-commerce investments were partially offset by lower selling expenses due to the previously discussed shift in non-price related customer activity. General and administrative expenses increased $12.3 million primarily as a result of higher incentive compensation, professional fees and investments to enhance organizational capabilities in key functions. Additionally, business transaction costs of $7.1 million increased $4.8 million versus last year.

Adjusted EBITDA for the fifty-three weeks ended August 31, 2019, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 25.6% to $98.7 million.

Balance Sheet and Cash Flow

As of August 31, 2019, the Company had cash and cash equivalents of $266.3 million, and $196.5 million in outstanding principal under its term loan, resulting in a trailing twelve month Net Debt to Adjusted EBITDA ratio of (0.7)x. The Company also has a $75.0 million revolving line of credit available for borrowing which is currently undrawn.

After the end of the fourth quarter, the Company sold 13,379,205 shares of its common stock at a price per share of $26.16. The Company intends to use the net proceeds of this offering to fund in part the Quest Nutrition, LLC acquisition. Additionally, the Company intends to use cash on its balance sheet and anticipated proceeds from the Company’s incremental borrowing under its outstanding credit facility to fund the acquisition and related expenses.

Outlook

"Looking ahead to fiscal 2020, we are confident in our ability to execute well against our plans and deliver another year of solid organic net sales and Adjusted EBITDA growth. We’re focused on driving top line growth and believe we have the right plans in place to deliver on our commitments", Scalzo concluded.

Excluding any potential benefit from the Company’s pending acquisition of Quest Nutrition, LLC, the Company expects reported full year net sales growth for the fifty-two weeks ended August 29, 2020, to be at the high end of its long-term net sales growth target of 4% to 6% versus the fifty-three weeks ended August 31, 2019. The Company estimates that the extra week included in fiscal year 2019 is a headwind to year-over-year comparisons of reported net sales growth in fiscal year 2020 of about 2%. The Company anticipates that Adjusted EBITDA for the fiscal year 2020 will grow at a somewhat higher rate than its expectation for net sales. Input cost inflation is expected to be offset by the Company’s previously disclosed strategic sourcing initiative.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Tuesday, October 29, 2019 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, November 12, 2019, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13695495.

About The Simply Good Foods Company

The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a highly-focused food company with a product portfolio consisting primarily of nutrition bars, ready-to-drink shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein® and Atkins Endulge® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with investment opportunities in the snacking space and broader food category. Over time, Simply Good Foods aspires to become a portfolio of brands that bring simple goodness, happiness and positive experiences to consumers and their families. For more information, please visit http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These forward-looking statements include statements regarding the potential acquisition of Quest (the “Quest Transaction”), future plans for the Company, the estimated or anticipated future results (including those of Quest) and benefits of the Company’s future plans and operations, future capital structure, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. These risks and uncertainties include, but are not limited to, one or more of the closing conditions to the Quest Transaction, not being satisfied or waived; the Quest Transaction not being completed in the timeframe expected by the Company or at all; delays or failures relating to the financing of the Quest Transaction; unexpected costs, charges or expenses resulting from the proposed Quest Transaction; failure to realize the anticipated benefits of the proposed Quest Transaction; difficulties and delays in achieving the synergies and cost savings in connection with the Quest Transaction; changes in the business environment in which the Company operates including general financial, economic, capital market, regulatory and political conditions affecting the Company and the industry in which the Company operates; changes in consumer preferences and purchasing habits; the Company’s ability to maintain adequate product inventory levels to timely supply customer orders; the impact of the Tax Act on the Company's business; changes in taxes, tariffs, duties, governmental laws and regulations; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Company’s or Quest’s management team; the completion of our financial statements for the fifty-three weeks ended August 31, 2019; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact

Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
717-307-8197
mpogharian@thesimplygoodfoodscompany.com

The Simply Good Foods Company and Subsidiaries
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data)

	August 31, 2019	August 25, 2018
	(Successor)	(Successor)
Assets
Current assets:
Cash and cash equivalents	$266,341	$111,971
Accounts receivable, net	44,240	36,622
Inventories	38,085	30,001
Prepaid expenses	2,882	2,069
Other current assets	6,059	5,077
Total current assets	357,607	185,740

Long-term assets:
Property and equipment, net	2,456	2,565
Intangible assets, net	306,139	312,643
Goodwill	471,427	471,427
Other long-term assets	4,021	2,230
Total assets	$1,141,650	$974,605

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$15,730	$11,158
Accrued interest	1,693	582
Accrued expenses and other current liabilities	29,933	15,875
Current portion of TRA liability	—	2,320
Current maturities of long-term debt	676	648
Total current liabilities	48,032	30,583

Long-term liabilities:
Long-term debt, less current maturities	190,259	190,935
Long-term portion of TRA liability	—	25,148
Deferred income taxes	65,383	54,475
Other long-term liabilities	532	863
Total liabilities	304,206	302,004

Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 81,973,284 and 70,605,675 issued at August 31, 2019 and August 25, 2018, respectively	820	706
Treasury stock, 98,234 and 0 shares at cost at August 31, 2019 and August 25, 2018, respectively	(2,145)	0
Additional paid-in-capital	733,775	614,399
Retained earnings	105,830	58,294
Accumulated other comprehensive loss	(836)	(798)
Total stockholders' equity	837,444	672,601
Total liabilities and stockholders' equity	$1,141,650	$974,605

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
(In thousands, except share data)

	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	August 31, 2019	August 25, 2018	August 31, 2019	August 25, 2018
Net sales	$139,184	$108,262	$523,383	$431,429
Cost of goods sold	80,011	61,987	305,978	251,063
Gross profit	59,173	46,275	217,405	180,366

Operating expenses:
Selling and marketing	19,890	14,337	67,488	59,092
General and administrative	20,295	15,324	61,972	49,635
Depreciation and amortization	1,853	1,844	7,496	7,498
Business transaction costs	5,020	347	7,107	2,259
Loss (gain) in fair value change of contingent consideration - TRA liability	—	(436)	533	(2,848)
Total operating expenses	47,058	31,416	144,596	115,636

Income from operations	12,115	14,859	72,809	64,730

Other income (expense):
Interest income	1,095	—	3,826	—
Interest expense	(3,594)	(3,382)	(13,627)	(12,551)
Gain (loss) on foreign currency transactions	(31)	(22)	(452)	97
Gain on settlement of TRA liability	—	—	1,534	—
Other income	20	340	196	815
Total other expense	(2,510)	(3,064)	(8,523)	(11,639)

Income before income taxes	9,605	11,795	64,286	53,091
Income tax expense (benefit)	3,514	89	16,750	(17,364)
Net income (loss)	$6,091	$11,706	$47,536	$70,455

Other comprehensive income:
Foreign currency translation adjustments	254	(316)	(38)	(817)
Comprehensive income (loss)	$6,345	$11,390	$47,498	$69,638

Earnings per share from net income:
Basic	$0.07	$0.17	$0.59	$1.00
Diluted	$0.07	$0.15	$0.56	$0.96
Weighted average shares outstanding:
Basic	81,847,429	70,592,536	80,734,091	70,582,149
Diluted	86,888,528	76,186,430	85,243,909	73,681,355

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	53-Weeks Ended	52-Weeks Ended
	August 31, 2019	August 25, 2018
	(Successor)	(Successor)
Operating activities
Net income	$47,536	$70,455
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,644	7,672
Amortization of deferred financing costs and debt discount	1,352	1,312
Stock compensation expense	5,501	4,029
Loss (gain) in fair value change of contingent consideration - TRA liability	533	(2,848)
Gain on settlement of TRA liability	(1,534)	—
Unrealized (gain) loss on foreign currency transactions	452	(97)
Deferred income taxes	10,908	(21,108)
Loss on disposal of property and equipment	6	128
Changes in operating assets and liabilities:
Accounts receivable, net	(7,985)	267
Inventories	(8,272)	(1,081)
Prepaid expenses	(824)	847
Other current assets	(2,155)	3,094
Accounts payable	4,734	(3,603)
Accrued interest	1,111	21
Accrued expenses and other current liabilities	13,961	1,962
Other	74	(12)
Net cash provided by (used in) operating activities	73,042	61,038

Investing activities
Purchases of property and equipment	(1,037)	(1,770)
Proceeds from sale of property and equipment	—	14
Issuance of note receivable	(750)	—
Acquisition of business, net of cash acquired	—	(1,757)
Net cash used in investing activities	(1,787)	(3,513)

Financing activities
Proceeds from option exercises	706	120
Cash received from warrant exercises	113,464	232
Tax payments related to issuance of restricted stock units	(181)	(120)
Repurchase of common stock	(2,145)	—
Deferred financing costs	—	(319)
Settlement of TRA liability	(26,468)	—
Principal payments of long-term debt	(2,000)	(1,500)
Net cash provided by (used in) financing activities	83,376	(1,587)

Cash and cash equivalents
Net increase in cash	154,631	55,938
Effect of exchange rate on cash	(261)	(468)
Cash at beginning of period	111,971	56,501
Cash and cash equivalents at end of period	$266,341	$111,971

Reconciliation of Adjusted EBITDA
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net income before interest expense, income tax expense (benefit), depreciation and amortization with further adjustments to exclude the following items: stock-based compensation expense, business transaction costs, restructuring costs, change in fair value of contingent consideration - TRA liability, gain on settlement of TRA liability and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.
The following unaudited tables below provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the fourteen weeks ended August 31, 2019, thirteen weeks ended August 25, 2018, fifty-three weeks ended August 31, 2019 and fifty-two weeks ended August 25, 2018

Adjusted EBITDA Reconciliation: (In thousands)	14-Weeks Ended	13-Weeks Ended	53-Weeks Ended	52-Weeks Ended
	August 31, 2019	August 25, 2018	August 31, 2019	August 25, 2018
Net income	$6,091	$11,706	$47,536	$70,455
Interest expense	3,594	3,382	13,627	12,551
Interest income	(1,095)	(301)	(3,826)	(301)
Income tax (benefit) expense	3,514	89	16,750	(17,364)
Depreciation and amortization	1,853	1,879	7,644	7,672
EBITDA	13,957	16,755	81,731	73,013
Business transaction costs	5,020	347	7,107	2,259
Stock-based compensation and warrant expense	1,579	1,048	5,501	4,029
Restructuring	—	64	22	631
Frozen licensing media	—	62	—	250
Gain on settlement of TRA	—	—	(1,534)
Non-core legal costs	3,521	261	4,851	1,314
Loss (gain) in fair value change of contingent consideration - TRA liability	—	(436)	533	(2,848)
Other (1)	49	44	508	(46)
Adjusted EBITDA	$24,126	$18,145	$98,719	$78,602
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(1)	Other items consist principally of exchange impact of foreign currency transactions and other expenses.